As filed with the Securities and Exchange Commission on August 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Caesars Entertainment, Inc.

(Exact name of registrant as specified in its certificate of incorporation)

Delaware	46-3657681
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Caesars Entertainment, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Caesars Entertainment Corporation 2012 Performance Incentive Plan

Caesars Entertainment Corporation 2017 Performance Incentive Plan

Eldorado Resorts, Inc. Amended & Restated 2015 Equity Incentive Plan

(Full Title of the Plans)

Edmund L. Quatmann, Jr.

Executive Vice President, Chief Legal Officer and Secretary

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Deborah R. Conrad, Esq.

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067-3019

(424) 386-4671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.00001, par value per share	3,278,337	$34.50	$113,102,626	$14,681.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of the common stock of Caesars Entertainment, Inc. (“Common Stock”) that may be offered and issued under the plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $34.50 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the NASDAQ on August 5, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 3,278,337 shares of Common Stock to be issued by Caesars Entertainment, Inc. (“New Caesars” or the “Registrant”).

On July 20, 2020, pursuant to the Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”), by and among Caesars Entertainment Corporation (“Old Caesars”), Eldorado Resorts, Inc. (“Eldorado”) and Colt Merger Sub, Inc., a wholly owned subsidiary of Eldorado (the “Merger Sub”), Merger Sub merged with and into Old Caesars, with Old Caesars continuing as the surviving corporation and a wholly owned subsidiary of Eldorado (the “Merger”). In connection with the Merger, Eldorado changed its name to Caesars Entertainment, Inc. and its ticker symbol to “CZR”.

At the closing of the Merger, the Registrant assumed the shares of Old Caesars common stock remaining available for issuance under the Caesars Entertainment Corporation 2017 Performance Incentive Plan, as amended (with appropriate adjustments to reflect the application of the Exchange Ratio (as defined in the Merger Agreement)). This Form S-8 is being filed to register the issuance of such shares of Common Stock pursuant to awards made after the Merger under the Caesars Entertainment Corporation 2017 Performance Incentive Plan, as amended or the Eldorado Resorts, Inc. Amended & Restated 2015 Equity Incentive Plan, subject to certain NASDAQ listing rules and the terms and conditions of the applicable plan.

As a result of the Merger, each performance-based option to acquire shares of Old Caesars common stock that was outstanding under the Caesars Entertainment 2012 Performance Incentive Plan immediately prior to the closing of the Merger was converted into a performance-based option to acquire shares of New Caesars common stock, with appropriate adjustments to reflect the application of the Exchange Ratio (the “New Caesars Performance Options”). This Registration Statement is being filed to also register the 111,478 shares of Common Stock issuable upon the exercise of the New Caesars Performance Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide, free of charge to all participants, the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020; and subsequent amendments filed on April  29, 2020 and April 30, 2020 (the “10-K”).

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ending on March 31, 2020 filed with the Commission on May  11, 2020 and for the quarterly period ending on June 30, 2020 filed with the Commission on August 6, 2020.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2020, March 10, 2020, March 17, 2020, March 23, 2020, April 10, 2020, April 24, 2020, June 15, 2020,

June 19, 2020, June 26, 2020, July 2, 2020 (two current reports), July 7, 2020, July 9, 2020, July 17, 2020 (two current reports), July 20, 2020, July 21, 2020, July 27, 2020 July 31, 2020 and August 10, 2020 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

(d)	The Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on May 19, 2020, to the extent incorporated by reference in the 10-K; and

(e)

The description of the Company’s common stock, par value $0.00001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September  18, 2014 and Amendment No. 1 to Form 8-A filed with the Commission on September  19, 2014 and Amendment No. 2 to Form 8-A filed with the Commission on August 12, 2020 and including any other amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4	Description of Securities.

Not applicable.

Item 5	Interests of Named Experts and Counsel.

Not applicable.

Item 6	Indemnification of Directors and Officers.

The Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s bylaws (the “Bylaws”) provide that the Company will indemnify and hold harmless to the fullest extent of permitted by Delaware law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in the bylaws with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

In addition to the right to indemnification under the Bylaws, an indemnitee shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under the Bylaws or otherwise

In addition, certain directors of the Company will enter into separate contractual indemnity arrangements with the Company. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above.

Item 7	Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Document Description

3.1	Certificate of Incorporation of Caesars Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 21, 2020).

3.2	Bylaws of Caesars Entertainment, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 21, 2020).

4.1	The description of the Company’s common stock, par value $0.00001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 18, 2014 and Amendment No. 1 to Form 8-A filed with the Commission on September 19, 2014 and Amendment No. 2 to Form 8-A filed with the Commission on August 12, 2020 and including any other amendments or reports filed for the purpose of updating such description.

5.1*	Opinion of Milbank LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Milbank LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1

Caesars Entertainment Corportation 2017 Performance Incentive Plan (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form S-8 filed by Caesars Entertainment Coporation on October 6, 2017).

99.2

Caesars Entertainment Corporation 2012 Performance Plan (incorporated by reference to Exhibit 10.89 of Amendment No. 4 to Form S-1 Registration Statement filed by Caesars Entertainment Corporation on February 2, 2012).

99.3	Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to our Current Report on Form S-8 POS filed on June 26, 2019).

*	Filed herewith.

Item 9	Undertakings.

a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on August 12, 2020.

CAESARS ENTERTAINMENT, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Edmund L. Quatmann, Jr., as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this registration statement and power of attorney has been signed by the following persons in the capacities and on August 12, 2020.

Signature	Title

/s/ Thomas R. Reeg	Director and Chief Executive Officer
Thomas R. Reeg	(Principal Executive Officer)

/s/ Bret Yunker	Chief Financial Officer
Bret Yunker	(Principal Financial Officer)

/s/ Gary L. Carano	Executive Chairman of the Board of Directors
Gary L. Carano

/s/ Bonnie Biumi	Director
Bonnie Biumi

/s/ Frank J. Fahrenkopf Jr.	Director
Frank J. Fahrenkopf Jr.

/s/ Michael E. Pegram	Director
Michael E. Pegram

/s/ David P. Tomick	Director
David P. Tomick

/s/ Jan Jones Blackhurst	Director
Jan Jones Blackhurst

/s/ Don Kornstein	Director
Don Kornstein

/s/ Courtney Mather	Director
Courtney Mather

/s/ James Nelson	Director
James Nelson